Exhibit 99.1

HARMONIC ANNOUNCES PRELIMINARY THIRD QUARTER RESULTS

Results Reflect Timing of Major Orders

SUNNYVALE, Calif.—October 11, 2004—Harmonic Inc. (Nasdaq: HLIT) today announced its preliminary results for the quarter ended October 1, 2004. These results are subject to change as a result of final management and auditor review and closing adjustments for the quarter.

For the third quarter of 2004, the Company expects to report net sales of approximately $50 million to $51 million. The Company’s lower than anticipated revenues in the third quarter of 2004 primarily reflected the timing of two significant customer orders received by its Convergent Systems division. The Company believes that it is still on track to meet previously stated revenue guidance of $125-$130 million for the second half of 2004. A more detailed outlook for the fourth quarter will be provided when complete third quarter results are announced on October 21.

“Our third quarter bookings were very strong, a trend we expect to see continue in the fourth quarter,” said Anthony J. Ley, Chairman, President and Chief Executive Officer. “Our business continues to be driven by the intensifying competition between cable, satellite and telco operators. We are particularly encouraged by the continued diversification of our customer base and strength in our international business. We believe that our customers, across different markets, see us as a technology leader in their future migration to next-generation compression standards.”

The GAAP net loss for the third quarter of 2004 is expected to be approximately $0.06 to $0.08 per share, compared to a GAAP net loss of $7.5 million or $0.12 per share for the same period of 2003. Excluding an inventory benefit relating to the sale of previously reserved inventory, and the effects of non-cash accounting charges for the amortization of intangibles, which are expected to aggregate to approximately $0.03 per share, the non-GAAP net loss for the third quarter of 2004 is expected to be approximately $0.03 to $0.05 per share, compared to a non-GAAP net loss of $4.2 million or $0.07 per share for the same period of 2003.

Harmonic’s conference call regarding its preliminary third quarter 2004 results for the quarter ended October 1, 2004 will be held on October 12, 2004, at 5:45 A.M. Pacific (8:45 A.M. Eastern). A listen-only broadcast of the conference call can be accessed on the Company’s website at www.harmonicinc.com or by calling +1-415.537.1913 (Reservation No. 21210874). The replay will be available after 8:00 a.m. (Pacific) on October 12 at the same website address or by calling +1-402-977-9140 (Reservation No. 21210874).

About Harmonic Inc.

Harmonic Inc. is a leading provider of digital video, broadband optical networking and IP delivery systems to cable, satellite, telecom and broadcast network operators. Harmonic’s open standards-based solutions for the headend through the last mile enable customers to develop new revenue sources and a competitive advantage by offering powerful interactive video, voice and data services such as video-on-demand, high definition digital television, telephony and Internet access.

Harmonic (Nasdaq: HLIT) is headquartered in Sunnyvale, California with R&D, sales and system integration centers worldwide. The Company’s customers, including many of the world’s largest communications providers, deliver services in virtually every country. Visit www.harmonicinc.com for more information.

This press release contains forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933 and Section 21(e) of the Securities Exchange Act of 1934, including statements related to our expected net sales, GAAP net loss, non-GAAP net loss, GAAP net loss per share, and non-GAAP net loss per share for the third quarter of 2004; our belief that we are still on track to meet previously stated revenue guidance of $125 to $130 million for the second half of 2004; the expected effect of an inventory benefit and amortization of intangibles in the third quarter of 2004; our expectation that bookings will be strong in the fourth quarter; and our expectation that intensifying competition between cable, satellite, and telco operators will continue to drive demand for our products. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include delays or decreases in capital spending in the cable and satellite industry, customer concentration and consolidation, general economic conditions, market acceptance of new or existing Harmonic products, losses of one or more key customers, risks associated with Harmonic’s international operations, inventory management problems, the effect of competition, difficulties associated with rapid technological changes in Harmonic’s markets, the need to introduce new and enhanced products, and risks associated with a cyclical and unpredictable sales cycle. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in Harmonic’s filings with the Securities and Exchange Commission including its Annual Report filed on Form 10-K for the year ended December 31, 2003, its quarterly reports on Form 10-Q and its current reports on Form 8-K. Harmonic does not undertake to update any forward-looking statements.

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